         EXHIBIT 11
                           BARRINGER TECHNOLOGIES INC.
                               EARNINGS PER SHARE


                                                        PRIMARY PER SHARE                        FULLY-DILUTED PER SHARE
                                              -----------------------------------------   -----------------------------------------
                                                Three months       Nine months ended        Three months        Nine months ended
                                               ended September         September           ended September          September
                                                     30,                   30,                   30,                   30,
                                               1996       1995       1996       1995       1996       1995       1996       1995
                                               ----       ----       ----       ----       ----       ----       ----       ----
Income (loss) from continuing operations      $   543    $  (302)   $ 1,108    $  (658)   $   543    $  (302)   $ 1,108    $  (658)
Income (loss) from operation held for sale       --          139       --          194       --          139       --          194
Preferred dividend requirements                   (11)       (16)       (35)       (67)      --          (16)      --          (67)
Interest adjustment (1)                          --         --         --         --           13       --           13       --
                                              -------    -------    -------    -------    -------    -------    -------    -------
                                              $   532    $  (179)   $ 1,073    $  (531)   $   556    $  (179)   $ 1,121    $  (531)
                                              =======    =======    =======    =======    =======    =======    =======    =======

Weighted average shares outstanding             3,504      3,412      3,491      3,209      3,504      3,412      3,491      3,209
Assumed exercise of outstanding options and
warrants                                          888        n/a        851        n/a        900        n/a        900        n/a
Assumed conversion of preferred stock and
  convertible subordinated debentures             n/a        n/a        n/a        n/a        421        n/a        206        n/a
Assumed repurchase (treasury stock method)       (228)       n/a       (444)       n/a       (206)       n/a       (206)       n/a
                                              -------    -------    -------    -------    -------    -------    -------    -------
Revised share basis                             4,164      3,412      3,898      3,209      4,619      3,412      4,391      3,209
                                              =======    =======    =======    =======    =======    =======    =======    =======

Earnings per share:
     Continuing operations                    $  0.13    $ (0.09)   $  0.28    $ (0.23)   $  0.12    $ (0.09)   $  0.26    $ (0.23)
     Income from operation held for sale         --         0.04       --         0.06       --         0.04       --         0.06
                                              -------    -------    -------    -------    -------    -------    -------    -------
          Net income (loss) per share         $  0.13    $ (0.05)   $  0.28    $ (0.17)   $  0.12    $ (0.05)   $  0.26    $ (0.17)
                                              =======    =======    =======    =======    =======    =======    =======    =======

1) Add back of interest on the 6% Convertible Subordinated Debentures assumed to be converted as of July 10, 1996, the date of issuance of such debentures.